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                  Securities Exchange Act of 1934, as amended.

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    [ ]  Definitive Information Statement


                                  CENTREX, INC.
                                 --------------
                 Name of Registrant as Specified in Its Charter)


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

                                PRELIMINARY COPY

                                  CENTREX, INC.
                            9202 South Toledo Avenue
                                 Tulsa, OK 74137

               WRITTEN CONSENT IN LIEU OF MEETING OF STOCKHOLDERS


NOTICE IS HEREBY GIVEN that Centrex, Inc. has received written consents in lieu of a meeting from stockholders representing a majority of the Company's outstanding common stock. The following actions were taken:

(1) Approval of an amendment to the Company's Certificate of Incorporation to increases the authorized number of shares of common stock from 45,000,000 shares to 250,000,000 shares;

(2) Approval of the agreements for Jack Luchese to serve as Chief Executive Officer of the Company for a period of three years;

(3) Approval of the Company's 2003 Long-Term Incentive Plan reserving 25,000,000 shares of common stock available for grant thereunder;

(4) Approval granting authority to the Board to adjust the number of shares of the Company's common stock outstanding in order to raise capital and/or to conform to the listing requirements of the NASDAQ Small Cap, NASDAQ National Market System, BBX or AMEX;

(5) Authorization to raise up to $20,000,000 to fund commercialization of technology and ongoing operations of the Company; and

(6) Ratification of the appointment of Tullius Taylor Sartain & Sartain as independent auditors for the fiscal year ending December 31, 2003.

You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14C and
Schedule 14C thereunder. The actions taken will not become effective until at least 20 days after the mailing of this Information Statement. The Company anticipates mailing this notice and information statement on or about March __, 2003.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY


                                        By Order of the Board of Directors:

                                        /s/ Thomas R. Coughlin, Jr.
                                        ------------------------------------
                                        Thomas R. Coughlin, Jr.
                                        President and Chief Executive Officer

                                  Centrex, Inc.
                            9202 South Toledo Avenue
                                 Tulsa, OK 74137

                              INFORMATION STATEMENT

Introductory Statement
         The Board believes it is in the best interest of the Company to hire a full-time Chief Executive Officer, to raise sufficient funds to commercialize the single molecule detection technology, and to qualify the Company's common stock for trading on the NASDAQ Small Cap, NASDAQ National Market System, AMEX or BBX. To accomplish these goals, the following actions were taken by written consent of stockholders owning a majority of the Company's outstanding shares of common stock:

APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 45,000,000 SHARES TO 250,000,000 SHARES

         The Company is presently authorized to issue 45,000,000 shares of common stock, of which 38,678,800 shares were issued and outstanding as of February 18, 2003. The additional shares would have the same rights and privileges as the common stock presently outstanding. Holders of common stock have no preemptive rights to subscribe for any additional common stock of the Company.

         The Company believes that it is desirable to have additional authorized shares of common stock available for funding, for acquisitions, for employee benefit programs and for other general corporate purposes in the proximate future. The additional shares would be available for issuance without further action by the stockholders, unless such action is required by applicable law or any stock exchange or other quotation system through which Centrex's securities may be listed or quoted in the future. These additional shares may dilute the existing shareholders, depending on future circumstances.

         A copy of the Company's Amended Certificate of Incorporation is attached hereto as Exhibit A.

APPROVAL OF THE AGREEMENTS FOR JACK LUCHESE TO SERVE AS CHIEF EXECUTIVE OFFICER OF THE COMPANY FOR A PERIOD OF THREE YEARS

         On January 23, 2003, the Company announced the appointment of Jack Luchese as Chief Executive Officer of the Company effective March 1, 2003. The Company has entered into an employment agreement, a change of control agreement, a stock grant agreement and promissory note for the purchase of the common stock grant. Copies of the agreements are attached hereto as Exhibit B. A summary of each agreement is as follows:

         Employment Agreement
         The term of his employment agreement is three years. Mr. Luchese may serve on the Board of Directors of companies not affiliated with Centrex. He is presently a Director of Angiogene, Inc., a medical device company in Montreal, and plans to continue serving as a Director of that company. He will devote his full time, attention, energies and loyalty to the Company's business. He will be allowed to make personal investments in other business or enterprises as long as they do not interfere with his Centrex duties. Concurrent with his appointment as Chief Executive Officer of Centrex, Mr. Luchese was also appointed as Chairman of the Board of Directors. He will be responsible for appointing a new Board of Directors and hiring a management team. After the initial three year term, his employment agreement will automatically renew for another year if neither the Company nor Mr. Luchese provides the other with written notice of termination twelve (12) months in advance.

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

         Mr. Luchese will be paid an annual base salary of $250,000 and will initially operate the Company from his Florida location. He will be eligible for a salary review once each year on the anniversary of his employment agreement. Any salary increases during the term of this agreement will be at the sole discretion of the Board. His full time employment with the Company will begin on March 1, 2003. During February, in exchange for providing services as a non-employee, he will be entitled to receive $12,500, which he has agreed to defer until the Company raises sufficient capital. Mr. Luchese will be eligible for a yearly cash bonus of up to $250,000 as determined by the Board. If the Board determines to relocate the Company to Atlanta, Georgia or to the Northeastern United States, Mr. Luchese's annual salary will be increased by $15,000 or $25,000, respectively, and he will be provided with a $45,000 relocation allowance and full federal, state and local income tax gross up on such relocation allowance so that the after tax cost to him is less than $1,000. The relocation allowance is intended to cover the move, real estate commissions, mortgage points and closing costs on his existing and future residence.

         Mr. Luchese will also receive all customary fringe benefits such as medical, dental, prescription drug and hospitalization insurance, vacation leave, short term sick leave and long term disability as well as participation in any retirement plan that may exist from time to time for all other executive officers of the Company. The Company will secure and keep in force during the term of his employment a term life insurance policy for the benefit of his estate in the amount of $1 million. The Company will also secure and keep in force during the term of his employment an individual long term disability policy that covers his base salary plus bonus. The Company agrees to reimburse him for all Company business expenses incurred by him and will provide him with an automobile, a cell phone, computer, and PDA. He will be entitled to four weeks of vacation leave annually.

         Prior to his full time employment, the Company and Mr. Luchese agreed to the following pre-conditions:

     (1) the outstanding monthly obligation to the University of California for development of the single-molecule detection technology at Los Alamos National Lab for the months of December, 2002 through March, 2003 will be paid in full by the Company.

     (2) In addition to the $140,000 required by pre-condition (1) above, the Company will raise a net minimum of $1,500,000 (net of fees and expenses) cash to operate the Company.

     (3) The authorized common shares will be raised from 45,000,000 to 250,000,000.

     (4) A non-cash support agreement will be executed for the balance of 2003 with Dr. Thomas Coughlin and the Centrex Tulsa staff.

     (5) Execution of confidentiality agreement between the Company and Mr. Luchese, assignment of intellectual property rights to Centrex by Mr. Luchese, and certification of financial schedules by the Company

     (6) Execution of Change of Control Agreement, Stock Grant Agreement, and Promissory Note for the purchase of the common stock grant.

     (7)  Income tax review of stock grant and all other appropriate agreements

         Prior to the expiration of this employment agreement, if Mr. Luchese is terminated by the Company for cause (i.e. for material breach of contract, failure or inability to carry out legal directives of the Board, conviction of a felony, intentional misuse of Company funds or property) or if he voluntarily leaves the Company, he will be entitled to receive three months salary and fringe benefits. If the Agreement expires or if Mr. Luchese is terminated not for cause and not because of his voluntary termination of employment, then the Company will make a lump sum cash payment to him equal to one year of his then annual base salary plus an average cash bonus of not less than $50,000 and will provide twelve months of fringe benefits or a lump sum payment for the value of such benefits. Mr. Luchese agrees not to compete with the Company for one (1) year after termination of his employment, and for two (2) years after termination he will not accept employment (either as an employee or consultant) from any Company, person or firm involved in the study, development, use, manufacture or marketing of products covered by Centrex patents.

         Change of Control Agreement
         If Mr. Luchese is terminated because of a change in control of the Company, then the Company or the acquiring corporation shall be obligated to pay him a severance payment equal to 200% of his then current base salary plus 200% of his last bonus and he shall be entitled to keep all stock pursuant to the Stock Grant and that such stock shall be considered fully vested upon change in control of the Company.

         Stock Grant Agreement and Promissory Note
         The Company granted Mr. Luchese the right to purchase up to 15% of the fully diluted shares of common stock outstanding after the Company has raised $1,500,000 net financing and after the stock grant or 15,000,000 shares, whichever is less. The Stock Grant purchase price of $250,000 is payable in the form of a Full Recourse Promissory Note. The number of Stock Grant shares is subject to adjustment for stock dividends, recapitalizations, stock splits and reverse stock splits. The Stock Grant will not be registered, or have voting rights until after at least twelve (12) months from the date of issuance. Registration and stock grant rights will be further delayed beyond twelve (12) months from the date of issuance if the Company has not completed equity funding in excess of $2,000,000 or has not consummated either a significant partnering agreement, or merger, or key third party contract, any of which have been approved by the Board of Directors.

         The Stock Grant vests as follows: (i) Twenty percent (20%) of the stock grant will vest on the date of issuance, (ii) Sixty percent (60%) of the stock grant will vest in twelve (12) equal installments over the next twelve quarters at the end of each quarter and (iii) Twenty percent (20%) of the stock grant will vest upon completion of $2,000,000 of equity funding or a merger with a company that provides at least $2,000,000 in cash to the combined entity. If less than $2,000,000 of equity funding is raised, then this 20% will be prorated and will vest for each $250,000 in equity funding completed. There are also special vesting conditions in the event of a significant partnering agreement, or merger, or key third party contract, or key financing is achieved as determined by the Board of Directors. If there is a change in control, then all remaining unvested shares will accelerate and become fully vested upon the change in control event. The Stock Grant will be subject to accelerated vesting if Mr. Luchese is terminated by the Company for no cause, death, or permanent disability, or if Mr. Luchese terminates his employment with the Company for cause.

         The full recourse promissory note of $250,000 accrues interest at 5.75% per year until the principal balance is paid in full. The Note is secured by a pledge of and security interest in the shares of common stock pursuant to the Stock Grant. The Note is due and payable upon the earlier of (i) six (6) months after termination or cessation of Mr. Luchese's employment with or services to Centrex, (ii) April 15, 2010, or (iii) the sale, pledge or other transfer by him of a majority of his Centrex Shares. The Note may be prepaid in whole or in part at any time without premium or penalty. The Note may be repaid in whole or in part at any time through the repurchase of his Shares by Centrex at the closing market price on the date of repurchase. Amounts owed to Mr. Luchese by the Company may be offset against the Note.

APPROVAL OF THE CENTREX, INC. 2003 LONG-TERM INCENTIVE PLAN RESERVING 25,000,000 SHARES OF COMMON STOCK AVAILABLE FOR GRANT THEREUNDER.

         The full text of the Plan is attached hereto as Exhibit C. A summary of the Plan is as follows:

         Purpose
         The purpose of the Centrex, Inc. 2003 Long-Term Incentive Plan (the "Plan") is to promote the success and enhance the value of the Company by linking the personal interest of employees, officers and directors of the Company to those of the Company's stockholders and to provide the employees, officers and directors and consultants of the Company an incentive for outstanding performance.

         Administration
         The Plan shall be administered by the Board or by a committee appointed by the Board. The Board or committee has the exclusive power, authority and discretion to grant awards, designate Plan participants, determine the type or types of awards to be granted, determine the terms and conditions of any award, including the exercise price, grant price or purchase price.

         Shares Subject to the Plan
         The 25,000,000 shares of common stock reserved pursuant to the Plan can be used for a variety of awards, including the granting of non-qualified stock options, incentive stock options, restricted common stock and performance-based awards. To the extent that an Award is cancelled, terminates, expires, is forfeited or lapses for any reason, any Shares subject to the Award will again be available for grant of Awards under the Plan.

         The maximum number of shares with respect to options that may be granted during any one calendar year to any one participant shall not exceed 100,000; provided, however, that in connection with his initial employment with the Company, a participant may be granted Options with respect to up to an additional 25,000 shares, which shall not count against the foregoing annual limit.

         Eligibility
         Awards may be granted only to Eligible Participants, which includes employees, officers and directors and consultants of the Company, except that Incentive Stock Options may not be granted to Eligible Participants who are not employees of the Company.

         Awards
                  Stock Options.
                  The exercise price for all stock options shall not be less than Fair Market Value as of the Date of Grant. In connection with the exercise of all stock options, the form of payment may include cash, Shares or other property, loans or cashless exercise arrangements. No stock option may be exercisable for more than ten years from the Date of Grant.

                           Special Provision Regarding Incentive Stock Options. The aggregate Fair Market Value of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000. The exercise price of Incentive Stock Options granted to any individual who owns more than 10% of the Company's outstanding equity shall be 110% of the Fair Market Value per Share at the Grant Date and the Options shall expire no later than five (5) years from the Grant Date. The Committee may not grant Incentive Stock Options to a Non-Employee Director.

                           Non-Employee Director Options.
                           Each person who becomes a Non-Employee Director shall
                  be granted a Non-Qualified Stock Option as of the date he first commences service as a director to acquire 250,000 shares of Stock at an exercise price equal to the Fair Market Value per Share as of the Grant Date. Each year on the date of the annual election by the shareholders, ach Non-Employee Director shall also be granted a Non-Qualified Stock Option to acquire 100,000 shares of common stock at an exercise price equal to the average of the Fair Market Values per Share on the last business day of each the Company's four fiscal quarters for the preceding year. The options shall vest over a period of three (3) years.

                  Performance Awards.
                  The Committee is authorized to grant Performance Shares orPerformance Units on such terms and conditions as may be selected by the Committee. The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified later time a specified number of Shares, or the equivalent cash value, if the performance goals are achieved. Performance Awards may be payable in cash, Stock or other property.

                  Restricted Stock Awards.
                  The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. Restricted Stock may be subject to restrictions on transferability, limitations on the right to vote restricted stock or the right to receive dividends on restricted stock.

         Changes in Capital Structure
         In the event of a corporate transaction involving the Company, including without limitation any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the shares of common stock reserved pursuant to the plan shall be adjusted proportionately.

         Amendment, Modification and Termination
         The Board or Committee may amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would materially increase the benefits, materially increase the number of Shares issuable under the Plan, or materially modify the eligibility requirements, then such amendment(s) shall be subject to stockholder approval.

APPROVAL GRANTING AUTHORITY TO THE BOARD TO ADJUST THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK OUTSTANDING IN ORDER TO RAISE CAPITAL AND/OR TO CONFORM TO THE LISTING REQUIREMENTS OF THE NASDAQ SMALL CAP, NASDAQ NATIONAL MARKET SYSTE, BBX OR AMEX.

         The Company's common stock presently trades on the OTC Bulletin Board at a price of approximately $0.08 per share. The Company desires to be listed on the NASDAQ Small Cap, the NASDAQ National Market System, the AMEX or, if desirable, the BBX. Each exchange has listing requirements that include, among other things, a minimum per share price and a minimum asset and tangible net worth. The Company may need to adjust the number of shares of common stock outstanding in order to raise the capital necessary to meet the minimum asset and tangible net worth requirements and to meet the minimum per share price requirement. The Board has been granted such authority.

AUTHORIZATION TO RAISE UP TO $20,000,000 IN ADDITIONAL CAPITAL

         The Board has been authorized to raise up to $20,000,000 in additional capital, which the Company presently estimates it will need approximately over the next three years to meet its business objectives. The Company does not know if such capital will be through equity, debt, or a combination of the two. The Company presently has an investment banking agreement in place with H.D. Brouse and Company, Inc. to raise up to $20,000,000 on a "best efforts" basis. There is no assurance, however, that the Company's efforts to raise such capital will be successful or that the Company will be able to raise such capital on acceptable terms, if at all. If the Company is successful in raising any capital, it may be dilutive to the interests of its then-current shareholders.


RATIFICATION OF THE APPOINTMENT OF TULLIUS TAYLOR SARTAIN & SARTAIN AS INDEPENDENT ACCOUTNANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003

         The Board has appointed Tullius Taylor Sartain & Sartain, LLP ("Tullius Taylor") as its independent accountants for the fiscal year ending December 31, 2003. Tullius Taylor has served as the Company's independent accountants since 1997. Services provided to the Company by Tullius Taylor in fiscal 2002 included the examination of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission, and various tax services.

         The Company paid Tullius Taylor $9,750.00 in fees for their professional services rendered for the audit of the Company's financial statements for the fiscal year ended December 31, 2001 and $10,275.00 for the reviews of the financial statements included in the Company's reports on Form 10-QSB during the year 2002. In addition to the fees previously described, the Company paid Tullius Taylor $800.00 during 2002 to prepare the Company's 2001 Federal and State Corporate Tax Returns and $2,281.00 to review and provide their consent for registration statements filed during 2002. The Board believes that the services performed by Tullius Taylor are compatible with maintaining their independence.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of February 18, 2003 regarding the beneficial ownership of Centrex's shares of Common Stock (i) by all those known by Centrex to be beneficial owners of more than 5% of the outstanding shares, (ii) by each executive officer and all directors and executive officers of Centrex as a group. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below.

                                                                                                    Percent of
                                                                                            Outstanding Shares
                                                Relationship to                 Number of      of Common Stock
         Name of Owner                          Company                      Shares Owned
         -------------------------------------- --------------------- -------------------- --------------------

         Madison & Wall Worldwide, Inc.         Consultant and                  2,260,000                5.84%
                                                Beneficial Owner

         Thomas R. Coughlin, Jr.                Director and Chief              1,079,000                2.79%
                                                Executive Officer

        DELIVERY OF DOCUMENTS TO MULTIPLE SHAREHOLDERS SHARING AN ADDRESS

         One Information Statement will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from such shareholders. Upon receipt of such notice, we will undertake to deliver promptly a separate copy of the Information Statement. In the event you desire to provide such notice to us with respect to this Information Statement or any future Annual Report, Proxy Statement or Information Statement, such notice may be given by mail to Centrex, Inc., 9202 South Toledo Avenue, Tulsa, OK 74137.

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

         This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify our forward-looking statements by the words "expects," "projects," "believes," "anticipates," "intends," "plans," "predicts," "estimates" and similar expressions.

         We have based the forward-looking statements relating to our operations on our current expectations, estimates and projections. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements.

         You should rely only on the information we have provided or incorporated by reference in this Information Statement. We have not authorized any person to provide information other than that provided here. We have not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You can find Centrex's SEC filings on the SEC's web site, www.sec.gov.

         We furnish our shareholders with annual reports containing audited financial statements and with such other periodic reports as we, from time to time, deem appropriate or as may be required by law. We use the calendar year as our fiscal year.

                                INDEX OF EXHIBITS


EXHIBIT A        AMENDED CERTIFICATE OF INCORPORATION

EXHIBIT B        JACK LUCHESE EMPLOYMENT AGREEMENT, CHANGE IN CONTROL AGREEMENT,
                 AND STOCK GRANT AGREEMENT AND PROMISSORY NOTE

EXHIBIT C        CENTREX, INC. 2003 LONG TERM INCENTIVE PLAN